Exhibit 99.1

Mesa Labs Announces First Quarter Results

Lakewood, Colorado, August 4, 2022 – Mesa Laboratories, Inc. (NASDAQ:MLAB) today announced results for its first fiscal quarter (“1Q23”).

Financial Results (amounts in thousands, except per share data)

In comparison to the same quarter in the prior year (“1Q22”), revenues increased 44% to $50,453, operating income decreased 247% to $(4,594), and net (loss) income was $(1,438), a decrease of 172% or $(0.27) per diluted share of common stock. As detailed in the Unusual Items table below, operating income for 1Q23 was impacted by unusual items totaling $356.

Total revenues increased 44% for the quarter which includes organic revenues growth of 3% as compared to the prior year. Assuming consistent FX rates as experienced in 1Q22, organic growth would have been 6%.

On a non-GAAP basis, in comparison to the same quarter in the prior year, 1Q23 adjusted operating income (“AOI”) decreased 33% to $6,158 or $1.17 per diluted share of common stock. As detailed in the Unusual Items table below, AOI for 1Q23 was impacted by an unusual item totaling $356. Excluding the unusual item for 1Q23, AOI would have decreased 29% to $6,514. A reconciliation of non-GAAP measures is provided in the tables below.

Division Performance

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Clinical Genomics (29% of revenues in 1Q23) delivered revenues of $14,505 in the quarter which includes $195 of COVID/Respiratory revenue. First quarter ex-COVID revenues were suppressed due to pandemic related lock downs in China, one of our primary markets, and to a lesser extent FX. Gross profit percentage in the quarter was 54%, which was below expectations and linked directly to the volume miss from China.

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Sterilization and Disinfection Control (29% of revenues in 1Q23) revenues contracted by 2% in the quarter vs prior year. Segment growth was impacted by labor related delivery constraints and FX in the quarter. Gross profit percentage declined 250 bps versus prior year primarily from FX headwinds and increased labor costs.

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Biopharmaceutical Development (22% of revenues in 1Q23) revenues grew by 24% in the quarter primarily due to a higher consumable and service mix from hardware placed in FY22 and a lower comparison point in 1Q22. Gross profit percentage increased by 1170 bps versus prior year primarily from both volume and product mix and strong FX tailwinds.

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Calibration Solutions (20% of revenues in 1Q23) revenues declined by 6% in the quarter as we continue to battle supply chain shortages which impact our ability to deliver against bookings and are also driving longer lead time quotes that are suppressing bookings. Gross profit percentage declined by 60bps versus prior year due to decreased volumes and rising labor costs only partially offset by better product and service mix.

Executive Commentary

“After five straight quarters of double-digit organic revenues growth, our first quarter growth of 3%, (6% core growth), was disappointing. Headwinds from China lockdowns, FX, and continued operational constraints caused by both materials and labor shortages all weighed on our growth rate. While we cannot control the impact of the pandemic on our customers nor FX, we have yet to overcome the materials and labor shortages that we can influence. These activities will remain a top priority over the course of the year,” said Gary Owens, Chief Executive Officer of Mesa.

“AOI excluding unusual items, our main profitability metric, was 13% of revenues in the quarter, primarily a result of disappointing topline growth and the negative effect of our high operating leverage. We also incurred higher expenses in the quarter due to renewed sales and marketing travel as well as a step up in personnel costs which were implemented at the beginning of the quarter,” added Mr. Owens.

“Turbulence in the macroeconomic environment impacting FX, material prices, labor costs, and customer activity will present a challenging operating environment throughout the year and perhaps longer. We have leveraged the Mesa Way to design specific actions to better address our labor shortages and immediate supply chain challenges. Looking forward we retain a strong belief in our served markets, the power of our distinct solutions, and the ability of our team to navigate the challenges ahead” concluded Mr. Owens.

1 The non-GAAP measures of adjusted operating income and adjusted operating income per diluted share are defined to exclude the non-cash impact of amortization of intangible assets acquired in a business combination, stock-based compensation and impairment of goodwill and long-lived assets. A reconciliation between these non-GAAP measures and their GAAP counterparts is set forth in the table below, along with additional information regarding their use.

Financial Summary (Unaudited except for the information as of March 31, 2022)

Consolidated Condensed Statements of Income

(Amounts in thousands, except per share data)	Quarter Ended June 30,
	2022	2021
Revenues	$50,453	$34,920
Cost of revenues	19,112	12,709
Gross profit	31,341	22,211
Operating expenses	35,935	19,088
Operating (loss) income	(4,594)	3,123
Nonoperating expense	818	1,705
(Loss) earnings before income taxes	(5,412)	1,418
Income tax (benefit)	(3,974)	(577)
Net (loss) income	$(1,438)	$1,995

(Loss) earnings per share (basic)	$(0.27)	$0.39
(Loss) earnings per share (diluted)	(0.27)	0.38

Weighted average common shares outstanding:
Basic	5,273	5,152
Diluted	5,273	5,301

Consolidated Condensed Balance Sheets

(Amounts in thousands)	June 30, 2022	March 31, 2022
Cash and cash equivalents	$43,747	$49,346
Other current assets	84,380	74,972
Total current assets	128,127	124,318
Property, plant and equipment, net	28,006	28,620
Other assets	529,678	554,431
Total assets	$685,811	$707,369

Liabilities	$305,380	$313,568
Stockholders’ equity	380,431	393,801
Total liabilities and stockholders’ equity	$685,811	$707,369

(Amounts in thousands, except per share data)	Quarter Ended June 30,
	2022	2021
Operating (loss) income (GAAP)	$(4,594)	$3,123
Amortization of intangible assets	7,320	3,816
Stock-based compensation expense	3,432	2,197
Adjusted operating income (non-GAAP)	$6,158	$9,136

Adjusted operating income per share (basic)	$1.17	$1.77
Adjusted operating income per share (diluted)	$1.17	$1.72

Weighted average common shares outstanding:
Basic	5,273	5,152
Diluted	5,273	5,301

Detail of Unusual Items (Unaudited)

As discussed above, operating income and adjusted operating income were impacted by various unusual items during the three months ended June 30, 2022. The following table provides detail of such items and reconciles the impact on operating income as reported under GAAP and non-GAAP adjusted operating income. (Amounts in thousands.)

Impact of unusual items on operating (loss) income	Quarter Ended June 30,
	2022	2021
Operating (loss) income (GAAP)	$(4,594)	$3,123

Unusual items – before tax
Agena integration costs	$356	$--
Total Impact of unusual items on operating income – before tax	$356	$--

Operating (loss) income excluding unusual items	$(4,238)	$3,123

Impact of unusual items on adjusted operating income	Quarter Ended June 30,
	2022	2021
Adjusted operating income (non-GAAP)	$6,158	$9,136

Unusual items – before tax
Agena integration costs	$356	$--
Total impact of unusual items on adjusted operating income – before tax	$356	$--

Adjusted operating income excluding unusual items	$6,514	$9,136

The non-GAAP measures of adjusted operating income and adjusted operating income per share presented in the reconciliation above are defined to exclude the non-cash impact of amortization of intangible assets acquired in a business combination, stock-based compensation and impairment of goodwill and long-lived assets. We believe that excluding these non-cash expenses provides the ability to better understand the operations of Mesa.

We provide non-GAAP adjusted operating income, non-GAAP adjusted operating income per share amounts and non-GAAP adjusted operating income excluding unusual items in order to provide meaningful supplemental information regarding our operational performance. Our management uses non-GAAP measures to evaluate the performance of our business and to compensate employees. This information facilitates management's internal comparisons to our historical operating results as well as to the operating results of our competitors. Since management finds this measure to be useful, we believe that our investors can benefit by evaluating both non-GAAP and GAAP results.

Our management recognizes that items such as amortization of intangible assets, stock-based compensation expense and impairment losses on goodwill and long-lived assets can have a material impact on our operating and net income. To gain a complete picture of all effects on our profit and loss from any and all events, management does (and investors should) rely upon the GAAP consolidated statements of income. The non-GAAP numbers focus instead upon our core operating business.

Readers are reminded that non-GAAP measures are merely a supplement to, and not a replacement for, or superior to financial measures prepared according to GAAP. They should be evaluated in conjunction with the GAAP financial measures. Our non-GAAP information may be different from the non-GAAP information provided by other companies.

Forward Looking Statements

This press release contains forward-looking statements regarding our future business expectations. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from our historical experience and present expectations or projections. Any statements contained herein that are not statements of historical fact may be forward-looking statements, including statements relating to: the duration and impact of the COVID-19 pandemic and its adverse effects on our business; our ability to successfully grow our business, including as a result of acquisitions; the results on operations of acquisitions; our ability to consummate acquisitions at our historical rate and at appropriate prices; our ability to effective integrate acquired businesses and achieve desired results; the market acceptance of our products; reduced demand for our products that adversely impacts our future revenues, cash flows, results of operations and financial condition; conditions in the global economy and the particular markets we serve; significant developments or uncertainties stemming from the U.S. government, including changes in U.S. trade policies and medical device regulations; the timely development and commercialization, and customer acceptance, of enhanced and new products and services; projections of revenues, growth, operating results, profit margins, expenses, earnings, margins, tax rates, tax provisions, cash flows, liquidity, demand, and competition; the effects of additional actions taken to become more efficient or lower costs; restructuring activities; laws regulating fraud and abuse in the health care industry and the privacy and security of health and personal information; outstanding claims, legal proceedings, tax audits and assessments and other contingent liabilities; foreign currency exchange rates and fluctuations in those rates; general economic, industry, and capital markets conditions; the timing of any of the foregoing; assumptions underlying any of the foregoing; and any other statements that address events or developments that Mesa intends or believes will or may occur in the future. Without limiting the foregoing, the words “expect,” “seek,” “anticipate,” “intend,” “plan,” “believe,” “could,” “should,” “estimate,” “may,” “target,” “project,” and similar expressions identify forward-looking statements. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to risks and uncertainties relating to our operations and business environments, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by these forward-looking statements. These risks and uncertainties also include, but are not limited to, those described in our filings with the Securities and Exchange Commission including our Annual Report on Form 10-K for the year ended March 31, 2022 and our subsequent Quarterly Reports on Form 10-Q. We assume no obligation to update the information in this press release.

About Mesa Laboratories, Inc.

Mesa is a global leader in the design and manufacturing of life science tools and critical quality control solutions for regulated applications in the pharmaceutical, healthcare and medical device industries. Mesa offers products and services to help our customers ensure product integrity, increase patient and worker safety, and improve the quality of life throughout the world.

For more information about Mesa, please visit its website at www.mesalabs.com

CONTACT: Gary Owens.; President and CEO, or John Sakys; CFO, both of Mesa Laboratories, Inc., +1-303-987-8000